Exhibit 10.5

PROMISSORY NOTE

$1,000,000

FOR VALUE RECEIVED, DRIVEITAWAY, INC., a Delaware corporation (the “Company”) hereby promises to pay to ZONE MINING LIMITED., a Nevada corporation, (the “Holder”), the principal sum of the lesser of (i) $1,000,000, or (ii) the amount actually advanced by Holder to the Company hereunder, on or before the earliest of (a) September 21, 2007, (b) the Public Offering Date (as that term is defined in the Securities Purchase Agreement dated the date hereof by and between Holder, ZM Acquisition Corp., and Trident Growth Fund, L.P), or (c) the date, if any, the Agreement and Plan of Merger dated the date hereof by and among the Holder, ZM Acquisition Corp., the Company and Stonewell Partners, LP is terminated pursuant to Section 8.1 thereof (the earliest of such dates, the “Maturity Date”), and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof.

The Company shall pay interest, in cash, to the Holder on the then outstanding principal amount of this Note at the rate of 12% per annum, payable monthly in arrears in cash via wire transfer or by automated bank transfer in immediately available and freely transferable funds (as requested by Holder), on the last day of each month for the period beginning on the date of this Note and ending on the Maturity Date or such earlier or later time when this Note is paid or prepaid in full (except that, if any such date is not a business day, then such payment shall be due on the next succeeding business day) (each such date, an “Interest Payment Date”).

Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the date of this Note until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law or regulation) (“Late Fee”) which will accrue daily, from the date such interest is due hereunder through and including the date of payment.

The Company may prepay all or any portion of the then outstanding principal amount of this Note without any prepayment premium or discount by providing Holder not less than 30 days prior written notice.

For so long as the Subordination Agreement dated the date hereof by and between the Holder, the Company, and Trident Growth Fund, L.P (the “Senior Lender”) is in effect, all payments due hereunder shall be paid to the Senior Lender for the benefit of the Holder.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.  any default in the payment of any amount due under this Note when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) which is not cured within three (3) business days;

ii.  any of the following events shall have occurred (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; (g) the Company, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; or (h) an application for the appointment of a receiver or liquidator for the Company or any of its material assets; and

iii.  the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

If any Event of Default occurs, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Note, the interest rate on this Note while such Event of Default is continuing shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law or regulation. All Notes for which the full principal amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as full payment shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Purchaser in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Company under this Note for payments in the nature of interest shall not exceed the maximum rate permitted by law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under this Note exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to this Note is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to this Note from the effective date of such increase or decrease forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company with respect to the indebtedness evidenced by this Note, such excess shall be applied to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at Holder’s election in the event any principal amount remains outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, Driveitaway, Inc. has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

DRIVEITAWAY, INC.

By:	/s/ David M. Sola
Name: David M. Sola Title: Chief Executive Officer

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